Exhibit 99.1

     Red Hat Announces $325 Million Stock and Debenture Repurchase Program

     RALEIGH, N.C.--(BUSINESS WIRE)--Oct. 27, 2006--Red Hat, Inc. (NASDAQ: RHAT), the world's leading provider of open source solutions to the enterprise, today announced that its Board of Directors has authorized a $325 million Stock and Debenture Repurchase Program. Under the program, the Company is authorized to repurchase in aggregate up to $250 million of the Company's common stock and in aggregate up to $75 million of the Company's 0.5% Convertible Senior Debentures due 2024. Repurchases of common stock and Convertible Debentures may be effected, from time to time, either on the open market or in privately negotiated transactions, as applicable.

    "We believe this repurchase program is in the best interest of our shareholders," said Charles Peters, Chief Financial Officer and
Executive Vice President. "It underscores our belief in Red Hat's future and represents an opportunity to enhance long-term shareholder value."

    The timing and the amount of any repurchased common stock and any Convertible Debentures will be determined by the Company's management based on its evaluation of market conditions and other factors. Repurchases of common stock may also be made under a Rule 10b5-1 plan, which would permit common stock to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. The repurchase program may be suspended or discontinued at any time. Any repurchased common stock will be available for use in connection with its stock plans and for other corporate purposes. All repurchased Convertible Debentures will be retired and canceled.

    The repurchase program will be funded using the Company's working capital. As of August 31, 2006, the Company had cash and investments in debt securities of approximately $1.0 billion.

    Red Hat had approximately 191 million shares of common stock outstanding as of September 30, 2006.

    About Red Hat, Inc.

    Red Hat, the world's leading open source solutions provider, is headquartered in Raleigh, NC with satellite offices spanning the globe. CIOs and other senior-level IT executives have ranked Red Hat as the industry's most valued vendor for two consecutive years in the CIO Insight Magazine Vendor Value study. Red Hat is leading Linux and open source solutions into the mainstream by making high-quality, low-cost technology accessible. Red Hat provides an operating system platform, Red Hat Enterprise Linux, along with applications, management, and middleware solutions, including JBoss Enterprise Middleware Suite. Red Hat is accelerating the shift to service-oriented architectures and enabling the next generation of web-enabled applications running on a low-cost, secure open source platform. Red Hat also offers support, training and consulting services to its customers worldwide and through top-tier partnerships. Red Hat's open source strategy offers customers a long term plan for building infrastructures that are based on and leverage open source technologies with a focus on security and ease of management. Learn more: http://www.redhat.com

    Forward-Looking Statements

    Certain statements contained in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the market price of the Company's common stock and Convertible Debentures; the nature of other investment opportunities presented to the Company from time to time; risks related to the integration of acquisitions; the ability of the Company to effectively compete; the inability to adequately protect Company intellectual property and the potential for infringement or breach of license claims of or relating to third party intellectual property; risks related to data and information security vulnerabilities; ineffective management of, and control over, the Company's growth and international operations; adverse results in litigation; the dependence on key personnel as well as other factors contained in our most recent Quarterly Report on Form 10-Q (copies of which may be accessed through the Securities and Exchange Commission's website at http://www.sec.gov), including those found therein under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations". In addition, the forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of the press release.

    LINUX is a trademark of Linus Torvalds. RED HAT and JBOSS are registered trademarks of Red Hat, Inc. and its subsidiaries in the US and other countries.

    CONTACT: Red Hat, Inc.
             Investors:
             Linda Brewton, 919-754-4476
             lbrewton@redhat.com
             Media:
             Leigh Day, 919-754-4369
             lday@redhat.com